Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Immunicon Achieves Endpoint in its Pivotal Clinical

Trial in Metastatic Androgen-Independent Prostate Cancer

Huntingdon Valley, PA, January 18, 2007— Immunicon Corporation (NASDAQ-GM:IMMC) The primary endpoint was that circulating tumor cells (CTC) levels three-to-five weeks after the initiation of chemotherapy would predict overall survival. The study also showed that CTC levels predict overall survival at each of the tested time points.

The prospective, multi-center trial using the CellSearch™ Circulating Tumor Cell Kit, was designed for longitudinal enumeration of CTCs in patients with metastatic androgen-independent prostate carcinomas about to start either their first or later line of chemotherapy. A total of 276 patients were enrolled into the trial between October 2004 and February 2006 from a total of 65 sites in the United States and Europe. All patients had whole-body bone scans performed prior to the initiation of therapy, and those with measurable disease had CT scans of the abdomen and pelvis performed prior to the initiation of therapy and at subsequent intervals following institutional guidelines. All patients had serum samples collected for prostate specific antigen (PSA) measurements at baseline and at approximately monthly intervals thereafter. CTCs were also measured at baseline and at approximately monthly intervals thereafter using CellTracks® technology. Patients remained on the study and provided blood for up to 18 months or until documented evidence of disease progression and/or death, whichever occurred first.

Leon Terstappen, MD, PhD, senior vice president and chief scientific officer of Immunicon commented, “We are pleased that the data in prostate cancer are consistent with those in breast and colorectal cancer and broaden the clinical utility of our products. We expect to submit the data to the FDA and for scientific presentations and publications later this year.”

The CellSearch System, the first diagnostic technology to automatically identify and count CTCs in a tube of blood, is marketed in the field of cell analysis in cancer by Veridex, LLC, a Johnson & Johnson company.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to key product and clinical development programs, the anticipated clinical utility of Immunicon’s products and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates; Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellTracks” is a registered trademark of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications
James G. Murphy	Denise Portner
SVP of Finance & Administration, CFO	Vice President
215-346-8313	215-790-4395
jmurphy@immunicon.com	dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100
Huntingdon Valley, Pennsylvania 19006
phone	215.830.0777
fax	215.830.0751
web	www.immunicon.com